EXHIBIT 3.25

THIRD AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

COMMUNICATION INTELLIGENCE CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned, William Keiper, hereby certifies that:

I.           He is the duly elected and acting President of Communication Intelligence Corporation, a Delaware corporation (the “Company”).

II.           The Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof (the “Certificate of Incorporation”) authorizes Thirty-six Million (36,000,000) shares of preferred stock, par value $0.01 per share.

III.           The following is a true and correct copy of the resolutions duly adopted by written consent of the Board of Directors dated September 12, 2012, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Third Amended and Restated Certificate of Designation (this “Third Amended and Restated Certificate of Designation”).

RESOLUTIONS

WHEREAS, the Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series by filing a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series;

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, filed a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on October 30, 2008 to designate the Series A-1 Cumulative Convertible Preferred Stock as a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, powers, privileges and restrictions of such series;

WHEREAS, the Board of Directors pursuant to its authority as aforesaid, filed a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on August 4, 2010 to amend and restate the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of such series;

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WHEREAS, the Board of Directors pursuant to its authority as aforesaid, filed a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware on December 31, 2010 to further amend and restate the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to further amend the rights, preferences, powers, privileges and the qualifications, limitations and restrictions on such series by filing this Third Amended and Restated Certificate of Designation pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that, the Board of Directors hereby amends and restates the rights, preferences, powers, privileges and the qualifications, limitations and restrictions of the Series A-1 Cumulative Convertible Preferred Stock; and be it further

RESOLVED, that the designations, powers, preferences, and rights and the qualifications, limitations and restrictions of the Series A-1 Cumulative Convertible Preferred Stock, in addition to those set forth in the Certificate of Incorporation, shall be set forth in this Third Amended and Restated Certificate of Designation as set forth below. All capitalized terms not defined where first used shall be as defined in Section 10 hereof.

Section 1. Designation and Amount.  2,000,000 shares of the unissued preferred stock of the Corporation shall be designated as Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”).  The Series A-1 Preferred Stock shall have a purchase price of $1.00 per share (the “Series A-1 Issue Price”).

Section 2. Rank.  The Series A-1 Preferred Stock shall rank: (i) junior to the Corporation’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and any other class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, liquidation preference and other rights senior to the Series A-1 Preferred Stock (the “Senior Securities”); (ii) senior to all of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”); (iii) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking as to dividend rights, liquidation preference and other rights senior to or on parity with any Series A-1 Preferred Stock of whatever subdivision (collectively, with the Common Stock, the “Junior Securities”); and (iv) on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, liquidation preference and other rights on a parity with the Series A-1 Preferred Stock (the “Parity Securities”).  For the avoidance of doubt, the Corporation’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be senior to the Series A-1 Preferred Stock as to dividend rights, liquidation preference and other rights and shall be included in the definition of “Senior Securities”.

Section 3. Dividends.  (a) For so long as shares of Series A-1 Preferred Stock remain outstanding, the holders of each share of the Series A-1 Preferred Stock shall be entitled, from and after the date of issuance of such share, to receive, and shall be paid quarterly in arrears on the last day of

EXHIBIT 3.25

each calendar quarter (beginning on September 30, 2008) in cash out of funds legally available therefor, cumulative dividends which shall accrue regardless of whether they are declared by the Board, of an amount equal to 8.00% per share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications or other similar events involving a change with respect to the Series A-1 Preferred Stock) per annum with respect to each share of the Series A-1 Preferred Stock; provided, however, that such dividend may, at the option of the Corporation, be paid to the holders of Series A-1 Preferred Stock in shares of the Series A-1 Preferred Stock in the amount of such dividend on a one (1) share of Series A-1 Preferred Stock per one dollar ($1.00) basis (as adjusted for any stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications or other similar events involving a change with respect to the Series A-1 Preferred Stock).  The holders of shares of Series A-1 Preferred Stock shall be entitled to receive such dividends immediately after the payment of any dividends to Senior Securities required by the Certificate of Incorporation or any certificate of designation relating thereto (including with respect to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), as amended or amended and restated and in effect.

(b) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than (i) a distribution made in compliance with the provisions of Section 4 or (ii) a dividend or distribution made in Common Stock, the holders of the Series A-1 Preferred Stock shall be entitled to receive from the Corporation with respect to each share of Series A-1 Preferred Stock held, following payment in full of dividends or distributions required to be paid to the holders of Senior Securities (including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Series A-1 Preferred Stock is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share.  Provided that all such required dividends or distributions have been made to the holders of Senior Securities (including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock.  No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Series A-1 Preferred Stock provided for by this paragraph shall be declared, ordered, paid or made at the same time.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation (which shall not include any corporate recapitalizations)(a “Liquidation Event”), either voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to be paid out of the assets of

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the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, immediately after all distributions to Senior Securities  (including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) required by the Certificate of Incorporation or any certificate of designation related thereto, and prior and in preference to any distribution to Junior Securities, but in parity with any distribution to the holders of Parity Securities, an amount per share equal to the Series A-1 Issue Price (as adjusted for any stock splits, combinations, recapitalizations, reclassifications or other similar events involving a change with respect to the Series A-1 Preferred Stock), plus any accrued but unpaid dividends on the Series A-1 Preferred Stock; provided that each holder of Series A-1 Preferred Stock may, upon written notice to the Corporation sent prior to any distribution under this Section 4(a) (which notice may, but is not required to be, a Notice of Conversion (as defined under Section 5(b)), elect to receive a distribution pursuant to Section 4(c) in lieu of the distribution under this Section 4(a), on an as-converted to Common Stock basis, upon completion of the distributions pursuant to Section 4(a) and Section 4(b).  For the purpose of clarity, if a holder of Series A-1 Preferred Stock elects to receive a distribution pursuant to Section 4(c), such holder shall not receive a distribution pursuant to Section 4(a).  If upon the occurrence of a Liquidation Event, and after the payment in full of the preferential amounts with respect to the Senior Securities  (including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), the assets and funds available to be distributed among the holders of the Series A-1 Preferred Stock pursuant to Section 4(a) and the holders of any Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to such holders of the Series A-1 Preferred Stock and the holders of the Parity Securities, respectively, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of such Series A-1 Preferred Stock and the Parity Securities, pro rata, based on the amount each such holder would receive if such full preferential amounts were paid unless otherwise provided in the Certificate of Incorporation.

(b) Upon the completion of the distributions required by Section 4(a), if assets remain in the Corporation, they shall be distributed to the holders of Junior Securities, other than Common Stock, with respect to any liquidation preference payable to such holders.

(c) Upon the completion of the distributions required by Section 4(a) and Section 4(b), if assets remain in the Corporation, they shall be distributed pro rata, on an as-converted to Common Stock basis, to the holders of Common Stock, the holders of Series A-1 Preferred Stock who have so elected pursuant to Section 4(a), and the holders of Series B Preferred Stock in accordance with the terms of the Second Amended and Restated Certificate of Designation (Series B) and the holders of Series C Preferred Stock in accordance with the terms of the Amended and Restated Certificate of Designation (Series C).

(d) A sale, lease, conveyance or disposition of all or substantially all of the capital stock or assets of the Corporation or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation’s stockholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a “Transaction”), shall be deemed to be a Liquidation Event, unless the holders of a majority of the then outstanding shares of the Series B Preferred Stock and the Series A-1 Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) vote affirmatively or consent in writing that such Transaction shall not be treated as a Liquidation Event; provided, however, that each holder of Series A-1 Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 5(a) or other applicable conversion provisions in lieu of receiving payment in a Liquidation Event; and provided, further, that shares of the surviving entity held by holders of the capital stock of the Corporation acquired by means other than the Transaction shall not be used in determining if the shareholders of the Corporation own a majority of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of such entity.  For the avoidance of doubt, Corporation’s recapitalization transaction consummated on August 5, 2010 shall not be deemed to be a Liquidation Event or a Transaction described in Section 4(d) for purposes hereof.

(e) Prior to the closing of a Transaction described in Section 4(d) which would constitute a Liquidation Event and if any assets of the Corporation are available for distribution to the holders of the Series A-1 Preferred Stock after all required distributions have been made in full to the holders of Senior Securities (including the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock), the Corporation shall, at its sole option, either (i) make all distributions of cash or other property that it is required to make to the holders of Series A-1 Preferred Stock pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds or other property from which the distributions required to be made to such holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from the Transaction will be used to make the required liquidating payments to such holders immediately after the consummation of the Transaction.  In the event that the Corporation is unable to fully comply with any of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed

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until the Corporation complies with one of the foregoing alternatives, or (y) cancel such Transaction, in which event the rights of the holders of Series A-1 Preferred Stock shall be the same as existing immediately prior to such proposed Transaction.  For the avoidance of doubt, if distributions have been made in full to the holders of Senior Securities (including the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock), the Corporation shall not be subject to compliance with the foregoing sentence by virtue of the fact that no assets of the Corporation remain available for distribution to the Series A-1 Preferred Stock.

Section 5. Conversion of Series A-1 Preferred Stock.  The Corporation and the record holders of the Series A-1 Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.  Each record holder of Series A-1 Preferred Stock shall be entitled to convert whole shares of Series A-1 Preferred Stock for the Common Stock issuable upon conversion of the Series A-1 Preferred Stock, at any time, at the option of the holder thereof, subject to adjustment as provided in Section 5(c) hereof, as follows: each share of Series A-1 Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A-1 Preferred Stock so to be converted by the Series A-1 Issue Price and (ii) dividing the result thereof by the Conversion Price.  As of the filing of this Third Amended and Restated Certificate of Designation, the Conversion Price shall be equal to $0.14 per share of Series A-1 Preferred Stock, subject to adjustment as provided in Section 5(c).  Accrued but unpaid dividends will be paid in cash upon any such conversion.

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(b) Mechanics of Conversion.  In order to convert Series A-1 Preferred Stock into full shares of Common Stock pursuant to Section 5(a), the holder shall (i) fax or e-mail a copy of a fully executed notice of conversion (“Notice of Conversion”) to the Corporation at the office of the Corporation or to the Corporation’s designated transfer agent (the “Transfer Agent”) for the Series A-1 Preferred Stock stating that the holder elects to convert, which notice shall specify the Date of Conversion (as defined in Section 5(b)(iii) below), the number of shares of Series A-1 Preferred Stock to be converted, the Conversion Price (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the Series A-1 Preferred Stock (the “Series A-1 Preferred Stock Certificates”) being converted, duly endorsed for transfer.

(i) Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series A-1 Preferred Stock Certificates representing shares of Series A-1 Preferred Stock, and (in the case of loss, theft or destruction) an indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series A-1 Preferred Stock Certificates, if mutilated, the Corporation shall execute and deliver new Series A-1 Preferred Stock Certificates of like tenor and date; provided that the Corporation shall pay all costs of delivery (including insurance against loss and theft until delivered in an amount satisfactory to the holders of Series A-1 Preferred Stock).  However, the Corporation shall not be obligated to reissue such lost or stolen Series A-1 Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock into Common Stock or if such shares of Series A-1 Preferred Stock have been otherwise converted into Common Stock.

(ii) Delivery of Common Stock Upon Conversion.  The Corporation, no later than 6:00 p.m. (Pacific time) on the third (3rd) business day after receipt by the Corporation or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Series A-1 Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2)-day delivery to the holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.

(iii) Date of Conversion.  The date on which conversion pursuant to Section 5(a) occurs (the “Date of Conversion”) shall be deemed to be the date the applicable Notice of Conversion is faxed or emailed to the Corporation or the Transfer Agent, as the case may be, provided that the copy of the Notice of Conversion is faxed to the Corporation on or prior to 6:00 p.m. (Pacific time) on the Date of Conversion.  The original Series A-1 Preferred Stock Certificates representing the shares of Series A-1 Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2)-day delivery, as soon as practicable following the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

EXHIBIT 3.25

(iv) No Fractional Shares on Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A-1 Preferred tendered by the holder for conversion) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner by the Board) at the close of business on the Date of Conversion.

(c) Adjustment of Conversion Price.

(i) Adjustments of Conversion Price Upon Certain Events.  Upon the occurrence at any time after June 5, 2008 of any of the events set forth in Section 5(c)(i)(A) through (D) below, the Corporation shall be deemed to have issued or sold shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such deemed issuance or sale, and, forthwith upon such event, the Conversion Price shall be reduced to the price determined by dividing (x) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such deemed issuance or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Corporation upon such deemed issuance or sale, by (y) the total number of shares of Common Stock outstanding immediately after such deemed issuance or sale.  For purposes of determining the number of shares of Common Stock outstanding as provided in clauses (x) and (y) above, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A-1 Preferred Stock, exercise of all outstanding Options (as defined below) and conversion of all outstanding Convertible Securities (as defined below) shall be deemed to be outstanding.

(A) Change in Option Price or Conversion Rate.  If, at any time after June 5, 2008, (1) the purchase price or exercise price provided for in any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock outstanding as of June 5, 2008 (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) issued by the Corporation is reduced, (2) the number of shares into which the Option is exercisable is increased, (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities is increased (if such consideration is payable to the holder of the Convertible Securities) or decreased (if such consideration is payable by the holder of the Convertible Securities), or (4) the rate at which Convertible Securities are convertible into or exchangeable for Common Stock is increased or the conversion price is decreased (including, but not limited to, such increases or decreases, as applicable, under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  For the avoidance of doubt, no events, conditions or circumstances occurring from June 5, 2008 through August 4, 2010, including the reduction of the exercise price of Convertible Securities issued under the Credit Agreement,

EXHIBIT 3.25

as amended, pursuant to the terms of Amendment No. 1 to the Credit Agreement, dated May 28, 2009, shall result in any adjustment to the Conversion Price.

(B) Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) payable in Common Stock, then any Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.01 per share, unless the holders of more than 50% of the then outstanding Series A-1 Preferred Stock and Series B Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) shall have consented to such dividend or distribution.

(C) Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to otherwise determine the effective date of any such event described in this Section 5, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of such other event, as the case may be.

(D) Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 5(c)(i).

(ii) Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance or sale from and after June 5, 2008 of Anti-Dilution Excluded Securities (as defined below).

(iii) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock.  If the outstanding shares of Common Stock shall be subdivided or increased, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased.  If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(iv) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A-1 Preferred Stock shall be

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convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A-1 Preferred Stock immediately before that change; provided, however, that such class or classes shall be equal to or junior to the classes of stock issued to the holders of the Series B Preferred Stock,  Series C Preferred Stock and Series D Preferred Stock upon conversion thereof.

(v) Adjustments for Merger, Sale, Lease or Conveyance.  In case of any share exchange, reorganization, consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, conveyance or disposition to another entity of the assets of the Corporation as an entirety or substantially as an entirety, which is not treated as a Liquidation Event pursuant to Section 4(d) above, the Series A-1 Preferred Stock shall after the date of such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, conveyance or disposition) upon conversion of the Series A-1 Preferred Stock would have been entitled upon such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A-1 Preferred Stock.

(vi) Fractional Shares.  If any adjustment under this Section 5(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be rounded to the nearest whole number of shares with one-half share being rounded up.

(vii) Notice of Adjustment.  Concurrent with any adjustment pursuant to this Section 5(c), the Corporation shall provide prompt notice to the holders of Series A-1 Preferred Stock notifying such holders of any such adjustment.  Upon written request by a holder, the Corporation will promptly deliver a copy of each such certificate to such holder and to the Corporation’s Transfer Agent.

Section 6. Voting Rights.  The holders of Series A-1 Preferred Stock shall be entitled to that number of votes per share of Series A-1 Preferred Stock held by them as if such shares were converted to shares of Common Stock at the then-applicable Conversion Price.  Holders of Series A-1 Preferred Stock shall be entitled to notice of any meeting of stockholders and, except as otherwise provided herein or otherwise required by law or the Certificate of Incorporation, as amended (including any certificate of designation), vote together with the holders of Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (on an as-converted basis) as a single class.

Section 7. Status of Converted Stock.  In the event any shares of Series A-1 Preferred Stock are converted pursuant to Section 5 hereof, the shares of Series A-1 Preferred Stock so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no

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designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

Section 8. Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A-1 Preferred Stock issued or issuable to the holders, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock; if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A-1 Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purposes, including, without limitation, using best efforts to obtain stockholder approval of any necessary amendment to the Charter.

Section 9. Redemption Rights.  The holders of the Series A-1 Preferred Stock shall have no redemption rights.

Section 10. Definitions.  As used in this Third Amended and Restated Certificate of Designation, the following capitalized terms have the following meanings.

 “Amended and Restated Certificate of Designation (Series C)” means the Company’s Certificate of Designation of Series C Participating Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series C Preferred Stock.

“Anti-Dilution Excluded Securities” mean any of the following securities: (1)  securities issued to employees, consultants, officers or directors of the Corporation or options to purchase Common Stock granted by the Corporation to employees, consultants, officers or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and the grant of which, in each case, is approved by the Board of Directors, including a majority of the Preferred Directors; (2) securities issued to participants under the Salary Incentive Plan (as defined in the Series B Purchase Agreement), (3) the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, the Series A-1 Preferred Stock, and any Common Stock issued upon conversion of the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock or the Series A-1 Preferred Stock; (4) for the avoidance of doubt, securities issued on the conversion of any Convertible Securities or the exercise of any Options, in each case, outstanding on the date of filing of this Third Amended and Restated Certificate of Designation; and (5) for the avoidance of doubt, securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Section 5(c)(iii) or (iv).

“Certificate of Designation (Series D)” means the Company’s Certificate of Designation of Series D Participating Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series D Preferred Stock.

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 “Credit Agreement” means the Credit Agreement, dated as of June 5, 2008, among the Corporation, Phoenix Venture Fund LLC, the other lenders signatory thereto and SG Phoenix LLC, as Collateral Agent, as amended.

 “Preferred Directors” means the three (3) members of the Corporation’s board of directors elected by the holders of Series B Preferred Stock and Series C Preferred Stock, voting together as a class, in accordance with the Amended and Restated Certificate of Designation (Series C), and the Second Amended and Restated Certificate of Designation (Series B).

“Second Amended and Restated Certificate of Designation (Series B)” means the Second Amended and Restated Certificate of Designation of Corporation’s Series B Participating Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series B Preferred Stock.

“Series A-1 Preferred Stock” has the meaning set forth in Section 1 above.

“Series B Preferred Stock” means the Series B Participating Convertible Preferred Stock, par value $0.01 per share, of the Corporation provided for pursuant to the Second Amended and Restated Certificate of Designation (Series B) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series B Participating Preferred Stock.

“Series B Purchase Agreement” means the Series B Preferred Stock Purchase Agreement, dated as of June 21, 2010, by and between the Corporation, Phoenix Venture Fund LLC and the parties listed on the signature pages thereto.

“Series C Preferred Stock” means the Series C Participating Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Amended and Restated Certificate of Designation (Series C) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series C Preferred Stock.

“Series D Preferred Stock” means the Series D-1 Convertible Preferred Stock, par value $0.01 per share, and the Series D-2 Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Certificate of Designation (Series D) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series D Preferred Stock.

Signature on following page.

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IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Designation to be duly executed on its behalf by its President as of November 13, 2012.

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ William Keiper
Name:	William Keiper
Title:	President